                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported):  August 8, 1997


                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)


                                   Maryland
                (State or Other Jurisdiction of Incorporation)

          0-19861                                       33-0675505
   (Commission File Number)               (I.R.S. Employer Identification No.)


                              20371 Irvine Avenue
                      Santa Ana Heights, California 92707
         (Address of Principal Executive Offices, Including Zip Code)


                                (714) 556-0122
             (Registrant's Telephone Number, Including Area Code)


                                Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5.  OTHER EVENTS

IMH COMMERCIAL HOLDINGS, INC.

     In February 1997, Imperial Credit Mortgage Holdings, Inc. (the "Company") incorporated IMH Commercial Holdings, Inc. ("ICH"), a specialty commercial property finance company, to seek opportunities in the commercial mortgage market. ICH purchases, sells and securitizes commercial mortgage loans and invests in such mortgage loans and securities backed by such loans. In connection with the organization of lCH and its initial public offering in August 1997, the Company capitalized ICH with $15.0 million and currently holds 719,789 shares of ICH common stock, representing 9.8% of the outstanding shares of ICH's common stock, and 674,211 shares of ICH's non-voting Class A Common Stock, which are convertible into an equivalent amount of shares of common stock. ICH's common stock is quoted on the AMEX under the symbol "ICH." The Company is entitled to receive dividends on the ICH common stock and Class A Common Stock owned by it.

     Similar to IMH, ICH is managed by an outside manager. ICH's manager, RAI Advisors, LLC ("RAI"), is owned by Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson, who are also officers of IMH and ICI Funding Corporation ("ICIFC"). RAI has entered into a submanagement agreement with IMH and ICIFC to utilize the infrastructure of each for the oversight of ICH. IMH's operating expenses as a percentage of revenues are expected to decrease as a result of the cost-sharing of operating expenses among the Company and ICH as ICH will reimburse the Company on a dollar-for-dollar basis for the services provided to ICH by the Company. In addition, the Company will receive a 15% service charge on such operating expenses for services provided to ICH, subject to a minimum service charge of $500,000 annually for the first three years. In addition to the aforementioned submanagement agreement, each of IMH and ICIFC have entered into agreements with ICH and Imperial Commercial Capital Corporation ("ICCC") governing their relationships.

IMPERIAL CAPITAL MARKETS GROUP

     Imperial Capital Markets Group ("ICMG"), a division of ICIFC, was formed in January 1997 by Michael P. McClanahan, Director of Capital Markets, to (i) conduct bulk purchases of mortgage loans and selective whole loan sales of such loans and (ii) locate mortgage loan investments for the Long-Term Investment Operations. ICMG focuses on selected opportunities to acquire mortgage pools from financial institutions such as mortgage bankers, banks, thrift and loans and insurance companies that consist of a variety of product types. ICMG then seeks to sell portions of the loans purchased in bulk at a higher premium to targeted financial institutions and institutional investors in the secondary market or retain those mortgage loans which fit the investment criteria of the Long-Term Investment Operations. Generally, bulk acquisitions range in size from $1.0 million to $250.0 million. Prior to 1997, the activities of ICMG were conducted by ICIFC.

     During the six months ended June 30, 1997, ICMG acquired in bulk $219.7 million of mortgage loans, sold $53.9 million of mortgage loans to third party investors and sold $139.8 million to the Long-Term Investment Operations.
ICMG's whole loan sales from bulk acquisitions accounted for 8.5% of ICIFC`S total whole loan sales to third party investors and securitizations while ICMG's gain from whole loan sales for the six months ended June 30, 1997 was $1.5 million, or 16.5% of ICIFC'S total gains on loans sold to third party investors and securitized. In these whole loan sales, the Company disposes of its entire economic interest in the loans including servicing rights, for a cash price that represents a premium over the principal balance. Whole loan sale gains are recognized at the time of sale. Whole loan sales are typically made pursuant to purchase agreements that include customary representations and warranties by the Company regarding the loans. The Company, therefore, may be required to repurchase or substitute loans in the event of a breach of its representations and warranties given at the time of the sale of the loans.

PURCHASE OF 125% LTV MORTGAGE LOANS FROM PREFERRED CREDIT CORPORATION

     In July 1997, ICIFC began purchasing loans on a bulk basis from Preferred Credit Corporation ("Preferred") pursuant to a mortgage loan purchase agreement (the "Preferred Purchase Agreement"). As of August 25, 1997, ICIFC had purchased approximately $210.0 million of mortgage loans from Preferred and has agreed to purchase up to an additional $290.0 million in mortgage loans. These loans consist of second mortgage loans to qualified borrowers who satisfy Preferred's underwriting criteria based on income, credit scores and other factors, but also who have limited access to traditional mortgage-related financing generally because of a lack of equity in
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their homes. The loans are typically closed-end (usually 15 years), fixed rate, fully amortizing loans secured by a first or second lien on the borrower's primary residence, and are typically used by consumers to pay-off credit card and other unsecured indebtedness. Although Preferred seeks to lend to borrowers with high credit worthiness, almost all of Preferred's loans are made in excess of the value of the underlying collateral available to secure such loan. ICIFC reviews all loans purchased from Preferred under ICIFC prepared guidelines, including a regulatory compliance audit, and may reject any loans that do not meet ICIFC's guidelines. ICIFC intends to sell or securitize all loans purchased from Preferred, although there can be no assurance of its ability to do so.

     In January 1997, the California Department of Real Estate (the "DRE") suspended the license of Preferred and its top two executive officers for 60 days for mishandling trust funds, failing to supervise employees and other offenses which occurred in 1995. These suspensions were stayed upon payment of a $3,000 fine. In July 1997, the California Department of Corporations (the "DOC") filed a lawsuit against Preferred and its top two executive officers alleging, among other things, that (1) Preferred was delaying loan closings in violation of California's licensing laws; (2) as a result of the delayed loan closings, Preferred was accruing interest on loans prior to the borrower's receipt of the loan funds; and (3) Preferred had changed dates on the refund checks and on internal loan reports to create an appearance that refund checks had been mailed prior to the actual mailing date. Preferred reached a settlement with the DOC on July 3, 1997, without admitting any liability or wrongdoing. The settlement generally provides for the following: (1) Preferred is obligated to complete any refunds not already made to borrowers and agreed to the appointment of a third party to verify the accuracy of the refunds (prior to completion of the settlement, Preferred had made refunds of approximately $1.4 million); (2) Preferred is forming an internal audit department and implementing new operating procedures to prevent the reoccurrence of any funding delays in the future; (3) Preferred's President/Chief Operating Officer, Walter Villaume, resigned and agreed to be barred from employment, management or control of any California residential mortgage lender; and (4) Preferred agreed to pay a fine of $1.0 million. Pursuant to the Preferred Purchase Agreement, Preferred has made certain representations and warranties concerning such loans to ICIFC, agreed to repurchase any loan materially and adversely affected by a breach thereof and agreed to further hold the Company harmless in connection therewith.

PURCHASE OF MORTGAGE LOANS FROM GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

     In August 1997, ICIFC purchased through ICMG $80.2 million of non-conforming residential mortgage loans from Greenwich Capital Financial Products, Inc. ("Greenwich") pursuant to a mortgage loan purchase agreement (the ''WSI Purchase Agreement"). Greenwich previously purchased such loans from Walsh Securities, Inc. ("WSI"), a firm affiliated with James Walsh, a director of the Company. The transaction was approved by the disinterested members of the Company's Board of Directors and represented an arm's-length transaction. This bulk purchase was a one-time event; ICIFC intends to resell these loans through bulk whole loan sales through ICMG.

     According to published reports, some independent brokers whose loans were financed by WSI are being investigated by state and federal authorities for alleged mortgage fraud. In response, ICIFC reunderwrote a higher percentage of the mortgage loans purchased from Greenwich than required by ICIFC-prepared guidelines. Pursuant to the WSI Purchase Agreement, WSI and Greenwich made certain representations and warranties concerning such loans to ICIFC, including that none of the mortgage loans were originated, brokered, owned or sold by any of the independent brokers identified by WSI as connected to the fraud allegations. Any breach of said representations and warranties would require WSI (or Greenwich in the case of representations and warranties made by it) to repurchase the loan and further hold ICIFC harmless in connection therewith.

OTHER MATTERS
 The Manager

     On July 31, 1997, Thomas O. Markel resigned as President and a director of Imperial Credit Advisors, Inc. ("ICAI"), a wholly owned subsidiary of Imperial Credit Industries, Inc. ("ICII") and the Company's manager. The Company does not believe that Mr. Markel's resignation will affect its operations or the obligations of either ICAI or ICII to the Company under the management agreement between the Company and ICAI (the "Management Agreement") or ICAI's Submanagement Agreement with ICII.

     IMH and ICII intend to negotiate the termination of the Management Agreement. IMH is required to pay ICII a fee upon such termination. The fee may be paid in shares of registered IMH Common Stock, other securities, in cash, or a combination of the foregoing. If such termination occurs, the Company may enter into a new
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management agreement with RAI. RAI is owned one-third by each of Messrs.
Tomkinson, Ashmore and Johnson. The consummation of the transaction is conditioned on several factors including negotiation of major terms of the transaction, execution of formal documentation and approval of the disinterested and unaffiliated members of the Board of Directors of each of IMH and ICII. There can be no assurance that this transaction will be consummated and even if consummated, the Company cannot currently determine the amount of the termination fee or the form of consideration with which it will be paid. All shares and per share information in this Prospectus Supplement excludes any shares issuable pursuant to these transactions.

 Name Changes of Company and Related Entities

     The Company intends to change the names of each of Imperial Credit Mortgage Holdings, Inc., ICI Funding Corporation and Imperial Warehouse Lending Group, Inc. to names which do not contain the word "Imperial," the phrase "Imperial Credit" or the initials "ICI." The changes are intended to distinguish the Company from "Imperial Credit Industries, Inc." and its affiliates. Such change is subject to approval by the stockholders of each of IMH, ICIFC and IWLG.

 Facilities

     On August 27, 1997, IMH/ICH Dove Street, LLC, a California limited liability company, of which each of IMH and ICH own a 50% interest, purchased an office building in Newport Beach, California, with approximately 73,791 rentable square footage. IMH and ICH intend to relocate their headquarters to the building over the next two year period.

 Residual Interests in Securitizations

     ICIFC currently holds certain residual interests in securitizations of primarily REMICs which it originally purchased from ICII. ICII has agreed to reimburse ICIFC for certain losses related to such residual interests.

 Legal Matters

     A financial institution has contended that it has a claim against the Company in connection with certain communications between the Company and the financial institution regarding a certain mortgage broker and transactions involving that mortgage broker. No lawsuit has been filed and no damages have been alleged. The Company believes that these contentions are without merit, and if a lawsuit is ever filed, it will be vigorously defended.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.



                                            By       /s/ Richard J. Johnson
                                            ------------------------------------
                                                              Richard J. Johnson
                                                         Chief Financial Officer



Date:  October 15, 1997